AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 28, 2008, is entered into between Synthetic Blood International, Inc., a company incorporated in the State of New Jersey (the “Company”), and Oxygen Biotherapeutics, Inc., a Delaware corporation (“OBI”).

RECITALS

WHEREAS, the board of directors of each of the Company and OBI deem it advisable, upon the terms and subject to the conditions herein stated, that the Company be merged with and into OBI, and that OBI be the surviving corporation in the merger under the name “Oxygen Biotherapeutics, Inc.” (the “Merger”); and

WHEREAS, the Company will submit this Agreement for approval by the holders of the shares of common stock, par value $0.01, of the Company (the “Company Common Stock”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and OBI hereby agree as follows:

ARTICLE I
MERGER; EFFECTIVE TIME

A.         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company shall be merged with and into OBI, whereupon the separate existence of the Company shall cease. OBI shall be the surviving corporation (the “Surviving Corporation”) in the Merger under the name “Oxygen Biotherapeutics, Inc.” and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended, and in the New Jersey Business Corporation Act (the “NJCA”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

B.         Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on such date as the parties hereto may agree upon, the parties hereto shall cause Certificates of Merger to be executed and filed with the State of New Jersey and State of Delaware (the “Certificates of Merger”). The Merger shall become effective upon the date and time specified in the Certificates of Merger (the “Effective Time”).

ARTICLE II
CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

A.        Certificate of Incorporation. The certificate of incorporation of OBI in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation, unless and until amended in accordance with the provisions provided therein or applicable law.

B.        Bylaws. The bylaws of OBI in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation, unless and until amended in accordance with the provisions provided therein or applicable law.

ARTICLE III OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

A.         Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of OBI, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

B.         Directors. The directors and the members of the various committees of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors and members of such committees of OBI, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE IV
EFFECT OF MERGER ON CAPITAL STOCK

A.        Effect of Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, OBI or the shareholders of the Company:

(1)        Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted (without the surrender of stock certificates or any other action) into one fully-paid and non-assessable share of common stock, par value $0.0001 per share, of OBI (“Delaware Common Stock”), with the rights, powers and privileges appurtenant thereto and all shares of Company Common Stock shall be cancelled and retired and shall cease to exist.

(2)        Each option, warrant, purchase right or other security of the Company issued and outstanding immediately prior to the Effective Time shall be (i) converted into and shall be an identical security of OBI, and (ii) in the case of securities to acquire Company Common Stock, converted into the right to acquire the same number of shares of Delaware Common Stock as the number of shares of Company Common Stock that were acquirable, and upon identical terms, pursuant to such option, warrant, purchase right or other security.

B.        Certificates. From and after the Effective Time, all of the outstanding certificates or instruments that immediately prior thereto represented shares of Company Common Stock (other than Dissenting Shares) or options, warrants, purchase rights or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the shares of Delaware Common Stock, or options, warrants, purchase rights or other securities of the Surviving Corporation, as the case may be, into which the shares of Company Common Stock, or options, warrants, purchase rights or other securities of the Company represented by such certificates or instruments have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate or instrument shall, until such certificate or instrument shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Delaware Common Stock or options, warrants, purchase rights or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate or instrument, as above provided.

C.        Dissenters’ Rights. Pursuant to the provisions of the NJCA, shareholders of the Company are entitled to exercise dissenters' rights in respect of the Merger.

ARTICLE V
CONDITION

The respective obligation of each party hereto to effect the Merger is subject to receipt prior to the Effective Time of the requisite approval of this Agreement and the transactions contemplated hereby by the holders of Company Common Stock pursuant to the NJCA and the Certificate of Incorporation of the Company.

ARTICLE VI
TERMINATION

This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, if the Board of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of the Company and its shareholders. In the event of the termination of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or OBI, or any of their respective shareholders, directors or officers.

ARTICLE VII
MISCELLANEOUS AND GENERAL

A.         Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the holders of Company Common Stock shall not (i) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares or any class or series thereof of such corporation, (ii) alter or change any provision of the certificate of incorporation of OBI to be effected by the Merger, or (iii) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any of the parties hereto.

B.         Counterparts. This Agreement may be executed in counterparts, each of which may be executed by only one party, which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

C.         Governing Law. This Agreement and any and all disputes arising hereunder or relating to the transactions contemplated hereby shall be governed, including, without limitation, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without regard to principles of conflicts of laws.

D.         Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

E.         No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

F.         Severability. If any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any authority of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any such authority of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the authority making the determination of invalidity or unenforceability shall have the power to modify the scope of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. Without limiting the generality of the foregoing, the parties acknowledge their intention to structure and effectuate the transaction contemplated by this Agreement in accordance with applicable law. If any authority of competent jurisdiction shall determine that the transaction contemplated by this Agreement has not been structured or effectuated in accordance with applicable law, the parties shall modify this Agreement in good faith to structure and effectuate a transaction that is consistent with applicable law and comes closest to achieving the economic results of the transaction contemplated by this Agreement.

G.         Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect the meaning of any provision hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Synthetic Blood International, Inc.
a New Jersey corporation

/s/ Richard Kiral, President

Oxygen Biotherapeutics, Inc.
a Delaware corporation

/s/ Chris J. Stern, President